Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Third Quarter 2021 Financial Results

– Q3 2021 Total Revenue increased 25.3% from the same period in 2020 to $93.1 million –

Goleta, California, November 4, 2021 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three months ended September 30, 2021.

Third Quarter 2021 Highlights

•Total revenue of $93.1 million, up 25.3% from the same period in 2020

•Domestic direct-to-consumer revenue of $36.3 million, up 24.6% from the same period in 2020

•Rental revenue of $12.1 million, up 61.3% from the same period in 2020

•Signed agreement with Ashfield Healthcare, LLC (contract sales organization) to enhance the Company’s go-to-market capabilities

“I continue to be pleased with the sustained demand we are seeing for our market-leading portable oxygen concentrators, in spite of the challenging supply chain environment,” said Inogen’s President and Chief Executive Officer, Nabil Shabshab. “We are working diligently to source critical components and help provide patients with access to our products while navigating higher costs and supply chain constraints associated with the semiconductor chip shortage.”

Third Quarter 2021 Financial Results

Total revenue for the three months ended September 30, 2021 increased 25.3% to $93.1 million from $74.3 million in the same period in 2020, primarily driven by sustained demand, improved average selling prices, and the reduced impact of the COVID-19 pandemic and related public health emergency (PHE). However, due to supply chain constraints, the Company was unable to fulfill some orders, particularly in its domestic business-to-business channel, where sales decreased 1.1% to $22.8 million compared to $23.1 million in the third quarter of 2020.

International business-to-business sales in the third quarter of 2021 increased 49.7% (46.9% increase on a constant currency basis - see accompanying table for reconciliation of GAAP and non-GAAP measures) to $21.8 million compared to $14.6 million in the third quarter of 2020. The Company believes the increase was primarily driven by increased ambulation of patients in Europe and improving operational capacity of certain European respiratory assessment centers closer to normal levels, as improving COVID-19 vaccination rates enabled patients to return to more normalized activity levels and seek treatments.

Domestic direct-to-consumer sales increased 24.6% to $36.3 million in the third quarter of 2021 from $29.2 million in the third quarter of 2020. The Company believes the increase was primarily driven by relatively strong demand for portable oxygen concentrators (POCs) due to higher COVID-19 vaccination rates and the relaxation of closure orders related to the COVID-19 PHE leading to increased ambulation, as well as improved consumer confidence versus the comparative period in the prior year. Inside sales representative productivity was strong in the quarter despite lower average inside sales representative headcount, which was down approximately 8% from the comparative period in the prior year as attrition outpaced hiring. In addition, sales in this channel were impacted by lower battery accessory sales in the period due to supply chain constraints.

Rental revenue in the third quarter of 2021 increased 61.3% to $12.1 million from $7.5 million in the same period in 2020, primarily due to increased patients on service, higher billable patients as a percent of total patients on service, and higher Medicare reimbursement rates. As of September 30, 2021, the Company had approximately 40,400 patients on service, which was up 36.9% compared to September 30, 2020. The increase in patients on service was primarily driven by greater utilization of leads for rental opportunities and physician facing initiatives to increase prescriber awareness by the Company’s sales force as well as the relaxed Medicare criteria for oxygen therapy reimbursement due to the COVID-19 PHE.

Total gross margin was 51.2% in the third quarter of 2021 versus 44.4% in the comparative period in 2020. Sales revenue gross margin increased to 50.1% in the third quarter of 2021 versus 43.5% in the third quarter of 2020, primarily due to increased average selling prices. The increase was partially offset by higher cost of goods sold per unit in the quarter, primarily due to increased labor and overhead costs and material costs. The third quarter of 2021 included $0.9 million of higher material costs associated with open-market purchases of semiconductor chips used in the Company’s batteries and POCs. Rental revenue gross margin increased to 58.9% in the third quarter of 2021 versus 52.0% in the third quarter of 2020, primarily due to higher billable patients as a percent of total patients on service, higher Medicare reimbursement rates, and lower service expense per patient on service, partially offset by higher depreciation expense per patient on service.

Total operating expense increased to $41.3 million in the third quarter of 2021 versus $35.0 million in the third quarter of 2020, primarily due to increased personnel-related expense and increased media and advertising costs. These increases were partially offset by a $1.9 million non-cash decrease in the change in fair value of the New Aera earnout liability versus the comparative period.

Research and development expense increased to $3.8 million in the third quarter of 2021, compared to $3.5 million in the third quarter of 2020, primarily associated with increased personnel-related expense. Sales and marketing expense increased to $28.3 million in the third quarter of 2021 versus $22.9 million in the comparative period of 2020, primarily due to increased advertising costs, personnel-related expense, and other direct-to-consumer sales and marketing costs. Media and advertising costs were $9.4 million in the third quarter of 2021 compared to $7.7 million in the third quarter of 2020.  General and administrative expense increased to $9.3 million in the third quarter of 2021 versus $8.6 million in the third quarter of 2020, primarily due to increased personnel-related expense and increased consulting and legal expense, partially offset by the non-cash change in fair value of the New Aera earnout liability versus the comparative period.

In the third quarter of 2021, the Company reported operating income of $6.4 million, Adjusted EBITDA of $12.2 million, net income of $12.2 million, and income per diluted common share of $0.53 (see accompanying table for reconciliation of GAAP and non-GAAP measures).  The Company’s tax provision or benefit from income taxes for interim periods has been historically determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. The Company concluded that the annual effective tax rate method would not provide a reliable estimate for the period. Therefore, the Company utilized the discrete method, which treats the year-to-date period as if it were the annual period and determines the income tax expense or benefit on that basis. This resulted in recording a $6.2 million income tax benefit in the period.

As of September 30, 2021, the Company had cash, cash equivalents, and marketable securities of $245.1 million with no debt outstanding.  The Company paid significant additional costs in the third quarter of 2021 for the semiconductor chips purchased on the open market but not yet sold in finished products, which increased its prepaid expense and other current assets and inventory as of September 30, 2021 by $12.1 million and $1.1 million, respectively.

Financial Outlook for 2021

The Company continues to see ongoing uncertainty in the business caused by supply chain disruptions, the increased cost of critical components, as well as the continued and varying impacts of the COVID-19 pandemic. As a result, the Company is still not providing detailed guidance for full-year 2021, including its revenue, revenue mix, net loss, and Adjusted EBITDA estimates for such periods.

Due to the expected supply chain constraints impacting semiconductor chip supply, the Company expects total revenue in the fourth quarter of 2021 to be similar to revenue in the fourth quarter of 2020.

The Company believes the semiconductor chip shortage experienced across many industries has and will likely continue to have a negative impact on its ability to manufacture products as these chips are used across all its POCs in both its batteries and printed circuit boards. The Company will continue to work with its manufacturing partners and explore other open-market avenues to procure necessary semiconductor chips, but it expects challenges in terms of supply and pricing inflation until supply meets demand and prices stabilize. If the Company is unable to obtain sufficient supply, it could be forced to further slowdown or temporarily halt production.

The Company also expects increased cost of goods sold per unit in the fourth quarter of 2021 due to cost inflation of materials and labor throughout the supply chain, primarily related to semiconductor chips price increases, which have exceeded the Company’s initial expectations. The Company expects $5.0 million to $7.0 million of higher material costs associated with open-market purchases of semiconductor chips used in its batteries and POCs for full-year 2021, which will vary based on total systems and batteries sold with semiconductor chips bought on the open market, including the $0.9 million incurred in the third quarter of 2021. Based on its assessment and industry feedback, the Company still believes that these supply shortages and increased costs may continue through the second quarter of 2022. In addition, the increased cost of goods sold per unit in the first and second quarters of 2022 is expected to be higher than the cost increase expected in the fourth quarter of 2021 based on the information known to date. As a result of the shortages, in the interim the Company expects to be supply constrained and unable to meet full customer demand for its products.

The Company has made and plans to continue to make investments in clinical research, research and development, and building the necessary infrastructure to support future revenue growth and predictability as well as margin expansion. As a result, operating expense for full-year 2021 is expected to increase compared to 2020. In addition, while the Company incurred minimal costs related to bonus and performance-based stock compensation expense in 2020, it expects such costs to increase in 2021 along with certain expenses related to the previously announced officer transitions and additions.

In total, the Company expects negative Adjusted EBITDA and operating and net losses in the fourth quarter of 2021 and operating and net losses for full-year 2021, reflecting the anticipated supply-constrained revenue decline, increased cost of goods sold per unit, and higher operating expense in the period compared to the first nine months of 2021.

Conference Call

Individuals interested in listening to the conference call today at 2:00pm PT/5:00pm ET may do so by dialing (877) 841-3961 for domestic callers or (201) 689-8589 for international callers. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning November 4, 2021 at 4:00pm PT/7:00pm ET through November 18, 2021. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Access Code: 13722625. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting.  We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s expectations related to its financial results for the fourth quarter and full-year 2021 by channel, cost of goods sold, operating loss, net loss, and Adjusted EBITDA; the anticipated impact of the COVID-19 pandemic on the Company’s business; expectations with respect to the Company’s supply chain, including the availability semiconductor chips used in its batteries and POCs; demand for the Company’s products in its various business channels; the Company’s operating and sales strategy in respect to the COVID-19 pandemic; expectations regarding changes to reimbursement rates; expectations related to the Company’s prescriber sales organization, including the expansion of the sales team and implementation of healthcare intelligence platforms and tools through its partnership with Ashfield Healthcare, LLC; expectations regarding the Company’s compensation expense; and expectations related to the Company’s rental strategy and growth prospects. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; risks related to the Company’s supply chain and limited availability of semiconductor chips used in its batteries and POCs, the risk of further slowdowns or temporarily halts of production, or cost inflation for such components; the risks related to the COVID-19 pandemic; the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera, Inc. and the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended June 30, 2021, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.  Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and nine months ended September 30, 2021 and September 30, 2020. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor Relations:

Ali Bauerlein

ir@inogen.net

Media:

George Parr

media@inogen.net

-- Financial Tables Follow –

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$241,576	$211,962
Marketable securities	3,552	19,257
Accounts receivable, net	32,905	29,717
Inventories, net	31,785	24,815
Income tax receivable	1,787	2,048
Prepaid expenses and other current assets	24,226	17,898
Total current assets	335,831	305,697
Property and equipment, net	37,066	28,230
Goodwill	33,028	33,165
Intangible assets, net	62,299	68,797
Operating lease right-of-use asset	25,830	8,827
Deferred tax asset - noncurrent	15,481	14,467
Other assets	3,322	2,669
Total assets	$512,857	$461,852
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$29,223	$33,712
Accrued payroll	12,223	7,091
Warranty reserve - current	6,310	5,740
Operating lease liability - current	3,518	1,931
Deferred revenue - current	8,424	6,994
Income tax payable	235	1,242
Total current liabilities	59,933	56,710
Warranty reserve - noncurrent	8,606	8,654
Operating lease liability - noncurrent	24,121	8,078
Earnout liability - noncurrent	17,118	26,940
Deferred revenue - noncurrent	12,135	11,822
Deferred tax liability - noncurrent	24	25
Total liabilities	121,937	112,229
Stockholders' equity
Common stock	23	22
Additional paid-in capital	297,097	273,521
Retained earnings	92,149	75,605
Accumulated other comprehensive income	1,651	475
Total stockholders' equity	390,920	349,623
Total liabilities and stockholders' equity	$512,857	$461,852

Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue
Sales revenue	$80,974	$66,809	$248,359	$215,561
Rental revenue	12,131	7,520	33,241	18,948
Total revenue	93,105	74,329	281,600	234,509
Cost of revenue
Cost of sales revenue	40,437	37,714	129,637	120,914
Cost of rental revenue, including depreciation of $2,315 and $1,475, for the three months ended and $6,257 and $3,995 for the nine months ended, respectively	4,981	3,609	14,068	9,474
Total cost of revenue	45,418	41,323	143,705	130,388
Gross profit	47,687	33,006	137,895	104,121
Operating expense
Research and development	3,754	3,511	11,892	10,406
Sales and marketing	28,301	22,882	83,109	72,131
General and administrative	9,258	8,586	26,981	28,087
Total operating expense	41,313	34,979	121,982	110,624
Income (loss) from operations	6,374	(1,973)	15,913	(6,503)
Other income (expense)
Interest income	21	114	107	842
Other income (expense)	(466)	(54)	(472)	5,586
Total other income (expense), net	(445)	60	(365)	6,428
Income (loss) before provision (benefit) for income taxes	5,929	(1,913)	15,548	(75)
Provision (benefit) for income taxes	(6,245)	(214)	(996)	633
Net income (loss)	$12,174	$(1,699)	$16,544	$(708)
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(251)	385	(585)	405
Change in net unrealized gains (losses) on foreign currency hedging	494	(82)	2,028	162
Less: reclassification adjustment for net (gains) losses included in net income	106	(213)	(267)	(67)
Total net change in unrealized gains (losses) on foreign currency hedging	600	(295)	1,761	95
Change in net unrealized gains (losses) on marketable securities	(1)	(1)	—	(6)
Total other comprehensive income, net of tax	348	89	1,176	494
Comprehensive income (loss)	$12,522	$(1,610)	$17,720	$(214)

Basic net income (loss) per share attributable to common stockholders (1)	$0.54	$(0.08)	$0.74	$(0.03)
Diluted net income (loss) per share attributable to common stockholders (1)(2)	$0.53	$(0.08)	$0.73	$(0.03)
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	22,619,272	21,998,299	22,416,575	21,959,521
Diluted common shares	22,854,229	21,998,299	22,803,355	21,959,521

(1)	Reconciliations of net income attributable to common stockholders basic and diluted can be found in Inogen’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.
(2)	Due to a net loss for the three and nine months ended September 30, 2020, diluted loss per share is the same as basic.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue by region and category
Business-to-business domestic sales	$22,793	$23,056	$81,094	$72,174
Business-to-business international sales	21,834	14,581	59,377	48,538
Direct-to-consumer domestic sales	36,347	29,172	107,888	94,849
Direct-to-consumer domestic rentals	12,131	7,520	33,241	18,948
Total revenue	$93,105	$74,329	$281,600	$234,509
Additional financial measures
Units sold	44,600	42,200	146,400	138,100
Net rental patients as of period-end	40,400	29,500	40,400	29,500

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
Non-GAAP EBITDA and Adjusted EBITDA	2021	2020	2021	2020
Net income (loss)	$12,174	$(1,699)	$16,544	$(708)
Non-GAAP adjustments:
Interest income	(21)	(114)	(107)	(842)
Provision (benefit) for income taxes	(6,245)	(214)	(996)	633
Depreciation and amortization	5,522	4,712	15,861	13,654
EBITDA (non-GAAP)	11,430	2,685	31,302	12,737
Stock-based compensation	2,792	2,050	8,547	6,111
Change in fair value of earnout liability	(2,052)	(146)	(9,869)	(166)
Adjusted EBITDA (non-GAAP)	$12,170	$4,589	$29,980	$18,682

	Three months ended		Nine months ended
	September 30, 2021		September 30, 2021
Non-GAAP international constant currency revenue	(using 2020 FX rates)	September 30, 2020	(using 2020 FX rates)	September 30, 2020
International revenues (GAAP)	$21,834	$14,581	$59,377	$48,538
Foreign exchange impact	(409)	—	(2,854)	—
International constant currency revenues (non-GAAP)	$21,425	$14,581	$56,523	$48,538

International revenue growth (GAAP)	49.7%		22.3%
International constant currency revenue growth (non-GAAP)	46.9%		16.5%